Exhibit 99.2

Fluor Corporation	Brian Mershon/Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 281.263.6030

469.398.7000 main tel	Ken Lockwood/Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222

N e w s R e l e a s e

FOR IMMEDIATE RELEASE

Fluor’s Chairman Realigns Executive Team

Peter Oosterveer Named Chief Operating Officer

IRVING, Texas, Feb. 10, 2014—Fluor Corporation (NYSE: FLR) announced today a realignment of senior executives to improve its speed to market and client offerings for its commercial businesses.

Peter Oosterveer, 56, was named chief operating officer (COO), responsible for leading the growth and development of Fluor’s commercial business lines.  He will report to Fluor Chairman and Chief Executive Officer David T. Seaton.

The company also said that Fluor’s Government business will continue to report to Seaton.

“Peter’s 25 years of Fluor experience, his client relationships and executive experience provide the perfect skill set and knowledge for his new responsibility,” said Seaton.  “Creating a more streamlined organizational structure is an important step toward achieving our profitable growth goals.”

In addition to Oosterveer’s appointment as COO, Fluor is creating a more streamlined organization based on the company’s commercial business lines.  He is additionally responsible for the integration and advancement of the company’s direct-hire construction, fabrication and modularization capabilities.  Financial performance will be reported through the company’s current reporting segments.

Oosterveer was formerly the group president of Fluor’s Energy & Chemicals Group.  He will relocate from Fluor’s Sugar Land, Texas, office to the company’s headquarters in Irving, Texas.

About Fluor Corporation

For more than 100 years, Fluor Corporation (NYSE: FLR) has partnered with its clients to design, build and maintain many of the world’s most challenging and complex capital projects.  Through its global network of offices on six continents, more than 41,000 employees provide comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, fabrication, operations, maintenance and project management.  Today, the company serves a global client base in the energy, chemicals, government, industrial, infrastructure, operations & maintenance, manufacturing & life sciences, mining, power and transportation sectors.  Headquartered in Irving, Texas, Fluor ranks 110 on the FORTUNE 500 list and had revenue of $27.6 billion in 2012.  For more information, visit www.fluor.com and follow us on Twitter at @FluorCorp.

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